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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-69582 filed on Form S-3 of Antigenics Inc. to register 66,255 shares of common stock, of our report dated February 8, 2000 (except for Notes 1 and 19, as to which the date is November 16th, 2000) relating to the financial statements of Aquila Biopharmaceuticals, Inc., which appears in the Current Report on Form 8-K of Antigenics Inc. filed on November 30, 2000 as amended by the Current Report on Form 8-K/A filed on January 29, 2001.


We also consent to the reference to us under the heading "Experts" in such Registration statement.



/s/ PricewaterhouseCoopers LLP
November 29, 2001